UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VIACOMCBS INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2949533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 Broadway, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
5.75% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-237426

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

ViacomCBS Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), a prospectus supplement, dated March 23, 2021 (the “Prospectus Supplement”), and the accompanying prospectus, dated March 27, 2020 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”). The Prospectus Supplement relates to the issuance and sale by the Company of up to 11,500,000 shares of 5.75% Series A Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”), if the underwriters exercise in full their over-allotment option to purchase up to 1,500,000 additional shares of Mandatory Convertible Preferred Stock, at a price to the public and liquidation preference of $100.00 per share. The Prospectus forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-237426), filed with the Commission on March 27, 2020.

The information required by this item is incorporated by reference to the information contained in the sections under the headings “Description of Mandatory Convertible Preferred Stock” in the Prospectus Supplement and “Description of Common Stock” in the Base Prospectus. Copies of such descriptions have been filed with The Nasdaq Stock Market LLC.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of ViacomCBS Inc., effective December 4, 2019 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 4, 2019) (File No. 001-09553).

3.2	Amended and Restated Bylaws of ViacomCBS Inc., effective as of February 22, 2021 (incorporated herein by reference to Exhibit 3(b) to the Annual Report on Form 10-K filed on February 24, 2021 (File No. 001-09553).

3.3	Certificate of Designation of the 5.75% Series A Mandatory Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 26, 2021).

4.1	Specimen Certificate of the 5.75% Series A Mandatory Convertible Preferred Stock (included in Exhibit 3.3 above).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 26, 2021

VIACOMCBS INC.

By:	/s/ Christa A. D’Alimonte
Name:	Christa A. D’Alimonte
Title:	Executive Vice President,
General Counsel and Secretary